Exhibit 99.1

Prelude Therapeutics Reports Third Quarter 2025 Financial Results and Provides Corporate Update

Lead candidate from mutant selective JAK2V617F JH2 inhibitor program advancing with IND filing expected in the first quarter of 2026

Lead candidate from oral KAT6A selective degrader program advancing with IND filing expected in mid-2026

Preclinical data from JAK2V617F JH2 inhibitor program and CALR-targeted degrader antibody conjugate (DAC) program were both accepted for oral presentations at the American Society of Hematology (ASH) 67th Annual Meeting in December

Current cash runway into 2027 based on preliminary estimates

Company to host investor conference call and webcast on Wednesday, November 12, 2025 at 8:00 AM EST

WILMINGTON, Del., Nov. 12, 2025 (GLOBE NEWSWIRE) – Prelude Therapeutics Incorporated (Nasdaq: PRLD), a precision oncology company, today reported its financial results for third quarter ended September 30, 2025, and provided an update on its pipeline and other corporate developments.

“Last week, we announced a number of strategic updates that significantly strengthen and shape our path forward heading into 2026,” stated Kris Vaddi, Ph.D., Chief Executive Officer of Prelude. “We have two promising programs advancing rapidly towards clinical development – our mutant selective JAK2V617F inhibitor program and our highly selective KAT6A degrader program. Both programs target clinically validated mechanisms in disease areas of significant unmet need for patients with clear paths to differentiation in early clinical development.”

Key Pipeline Programs
Mutant selective JAK2V617F JH2 inhibitor program

JAK2V617F is the primary driver mutation responsible for disease progression in the majority of patients living with myeloproliferative neoplasms (MPNs). The mutation impacts approximately 95% of patients with polycythemia vera (PV), 60% of patients with essential thrombocythemia (ET) and 55% of patients with myelofibrosis (MF). Identifying JAK2 JH2 inhibitors that selectively target V617F+ cells has long been a shared goal and challenge for industry. Prelude has discovered novel allosteric inhibitors that bind into the JAK2 JH2 “deep pocket” where the V617F mutation resides. These candidates demonstrate mutant specific inhibition in multiple

Exhibit 99.1

preclinical models of MPNs. Prelude believes this approach may have the potential to reduce mutant allele burden, slow or even reverse disease progression, and transform treatment outcomes for MPN patients.

The Company has advanced the lead candidate from this program into IND-enabling studies and expects to file an IND and advance into clinical trials in the first half of 2026. The first disclosure of preclinical data from this program has been accepted for oral presentation at the American Society of Hematology (ASH) 67th Annual Meeting taking place in Orlando, FL December 6-9, 2025. The abstract can be found on the ASH 2025 website ASH Annual Meeting & Exposition – Hematology.org.

The JAK2V617F inhibitor program is subject to an exclusive option agreement with Incyte announced in November 2025.

Highly selective KAT6A oral degrader program

KAT6 is an emerging, clinically-validated target in the treatment of ER+ breast cancer. Prelude discovered and is developing first-in-class, highly potent, highly selective and orally bioavailable KAT6A selective degraders. Prelude believes that selectively degrading KAT6A has the potential for improved efficacy, tolerability and combinability with other agents relative to non-selective inhibitors of KAT6A/B. The Company recently presented preclinical data supporting this hypothesis at the AACR Annual Meeting 2025. The presentation can be found at Publications – Prelude Therapeutics.

The Company has selected a development candidate and is on track to file an IND in mid-2026 and initiate a phase 1 dose escalation study in the second half of 2026.

Degrader payloads for next generation DACs

Prelude is leveraging our expertise in targeted protein degradation to discover and develop novel degrader payloads for use with next generation DACs. We have developed highly potent SMARCA2/4 and CDK9 degrader payloads optimized for efficacy, tolerability and developability when coupled to a wide range of different antibodies.

The Company has amended and expanded the scope of our existing DAC collaboration with AbCellera Biologics. This enables AbCellera to use our degrader payloads on additional undisclosed antibody targets of interest and also enables Prelude to utilize our degrader payloads in licensing arrangements with other potential partners. The Company’s payloads and corresponding payload-linkers are available for licensing to partners to expand the reach of this new technology.

We have recently published preclinical data demonstrating that next generation DACs using Prelude degrader payloads have potential for significantly better in vivo efficacy and tolerability compared to traditional cytotoxic ADCs when tested head-to-head in xenograft models. These data can be found at: Publications – Prelude Therapeutics

Mutated calreticulin (mCALR) DAC discovery program

Exhibit 99.1

Mutant CALR is a neoantigen presented on the cell surface of malignant myeloid cells but not normal cells and is found in approximately 25-35% of patients with myelofibrosis (MF) and essential thrombocythemia (ET). Recently, a mCALR-targeted monoclonal antibody demonstrated robust clinical activity in high-risk ET patients. Prelude is exploring mCALR-targeted DACs using the Company’s proprietary degrader payloads as a differentiated approach for patients with CALR mutations. This early discovery program is wholly owned and controlled by Prelude.

The Company presented the first preclinical data from the program at the European Hematology Association 2025 Congress in June. The presentation can be found at Publications – Prelude Therapeutics. Updated preclinical data from this program has been accepted for oral presentation at the American Society of Hematology (ASH) 67th Annual Meeting taking place in Orlando, FL December 6-9, 2025. The abstract can be found on the ASH 2025 website ASH Annual Meeting & Exposition – Hematology.org.

Third Quarter 2025 Financial Results

Cash, Cash Equivalents, Restricted Cash and Marketable Securities:

At September 30, 2025, the Company had cash, cash equivalents, restricted cash and marketable securities totaling $58.2 million. Subsequent to September 30, 2025, the Company received an additional license payment from its expanded collaborative agreement with AbCellera in October 2025 and $60 million from Incyte in November 2025. Based on preliminary estimates, the Company anticipates that its existing cash, cash equivalents, restricted cash and marketable securities will fund Prelude’s operations into 2027.

Research and Development (R&D) Expenses:

For the third quarter of 2025, R&D expense decreased to $21.7 million from $29.5 million for the prior year period. Included in the R&D expense for the three months ended September 30, 2025 was $1.4 million of non-cash expense related to stock-based compensation, including employee stock options, compared to $3.4 million for the three months ended September 30, 2024. Along with the decrease in stock-based compensation expense, research and development expenses decreased due to a decrease in expense related to our SMARCA2 clinical trials. Research and development expenses may fluctuate from period to period depending upon the stage of certain projects and the level of preclinical and clinical trial-related activities.

General and Administrative (G&A) Expenses:

For the third quarter of 2025, G&A expenses decreased to $5.2 million from $7.7 million for the prior year period. Included in general and administrative expenses for the three months ended September 30, 2025, was $1.0 million of non-cash expense related to stock-based compensation, including employee stock options, compared to $2.5 million for the three months ended September 30, 2024. The decrease in general and administrative expenses was primarily due to a decrease in stock-based compensation due to lower valuation on more recent grants due to the decrease in our stock price.

Net Loss:

Exhibit 99.1

For the three months ended September 30, 2025, net loss was $19.7 million, or $0.26 per share compared to $32.3 million, or $0.43 per share, for the prior year period. Included in the net loss for the three months ended September 30, 2025, was $2.4 million of non-cash expenses related to the impact of expensing share-based payments, including employee stock options, as compared to $5.9 million for the same period in 2024.

Conference Call and Webcast Information

Prelude Therapeutics management team will host a conference call, live webcast with slides and a Q&A on Wednesday, November 12, 2025 at 8:00 AM ET. A live webcast of the presentation will be available at Events & Presentations - Prelude Therapeutics (preludetx.com) A replay of the webcast will be available shortly after the conclusion of the call at Events & Presentations - Prelude Therapeutics (preludetx.com) and archived on the Company’s website for 60 days following the call.

About Prelude Therapeutics

Prelude Therapeutics is a leading precision oncology company developing innovative medicines in areas of high unmet need for cancer patients. Our pipeline features JAK2V617F selective inhibitors and highly selective oral KAT6A degraders -- new approaches to clinically validated targets with transformative potential for patients. We are leveraging our expertise in targeted protein degradation to discover and develop next generation degrader antibody conjugates (DACs) with novel payloads. We are on a mission to extend the promise of precision medicine to every cancer patient in need. Our corporate presentation can be found at Events & Presentations - Prelude Therapeutics.. For more information, visit preludetx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated discovery, preclinical and clinical development activities for Prelude’s product candidates, the potential safety, efficacy, benefits and addressable market for Prelude’s product candidates, the expected timeline for clinical trial results for Prelude’s product candidates, and the sufficiency of Prelude’s cash runway into 2027. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” “schedule,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are predictions based on the Company’s current expectations and projections about future events and various assumptions. Although Prelude believes that the expectations reflected in such forward-looking statements are reasonable, Prelude cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Prelude's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Prelude's ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, clinical trial sites and our ability to enroll eligible patients, supply chain and

Exhibit 99.1

manufacturing facilities, Prelude’s ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, Prelude's ability to fund development activities and achieve development goals, Prelude's ability to protect intellectual property, and other risks and uncertainties described under the heading "Risk Factors" in Prelude’s Annual Report on Form 10-K for the year ended December 31, 2024, its Quarterly Reports on Form 10-Q and other documents that Prelude files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Prelude undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Exhibit 99.1

PRELUDE THERAPEUTICS INCORPORATED

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended September 30,
(in thousands, except share and per share data)	2025	2024
Revenue	$6,500	$3,000

Operating expenses
Research and development	21,708	29,457
General and administrative	5,210	7,919
Total operating expenses	26,918	37,376
Loss from operations	(20,418)	(34,376)
Other income, net	693	2,105
Net loss	$(19,725)	$(32,271)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.26)	$(0.43)
Weighted average common shares outstanding, basic and diluted	76,132,337	75,855,949
Comprehensive loss:
Net loss	$(19,725)	$(32,271)
Unrealized gain (loss) on marketable securities, net of tax	3	457
Comprehensive loss	$(19,722)	$(31,814)

Exhibit 99.1

PRELUDE THERAPEUTICS INCORPORATED

BALANCE SHEETS

(in thousands, except share data)	September 30, 2025	December 31, 2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$47,532	$12,474
Marketable securities	7,425	121,140
Prepaid expenses and other current assets	3,373	2,281
Total current assets	58,330	135,895
Restricted cash	3,235	4,044
Property and equipment, net	5,531	6,767
Operating lease right-of-use asset	27,549	28,699
Other assets	110	110
Total assets	$94,755	$175,515
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,533	$7,732
Accrued expenses and other current liabilities	12,930	15,209
Operating lease liability	2,727	2,492
Finance lease liability	—	208
Total current liabilities	18,190	25,641
Other liabilities	2,904	3,090
Operating lease liability	15,127	15,325
Total liabilities	36,221	44,056
Commitments (Note 8)
Stockholders’ equity:
Voting common stock, $0.0001 par value: 487,149,741 shares authorized; 43,750,086 and 42,298,859 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	4	4
Non-voting common stock, $0.0001 par value: 112,850,259 and 12,850,259 shares authorized at September 30, 2025 and December 31, 2024, respectively; 12,850,259 shares issued and outstanding at both September 30, 2025 and December 31, 2024	1	1
Additional paid-in capital	725,131	714,982
Accumulated other comprehensive income	2	35
Accumulated deficit	(666,604)	(583,563)
Total stockholders’ equity	58,534	131,459
Total liabilities and stockholders’ equity	$94,755	$175,515

Investor Contact:
Robert A. Doody, Jr.
Senior Vice President, Investor Relations

Prelude Therapeutics Incorporated

484.639.7235

rdoody@preludetx.com